Exhibit 10.4

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement and Release”) is being entered into by and between Auxilium Pharmaceuticals, Inc. (hereinafter “Auxilium” or the “Company”), and James E. Fickenscher (“Executive”).

WHEREAS, Executive and Auxilium are parties to that certain Amended and Restated Employment Agreement having an effective date of December 19, 2013 (the “Employment Agreement”);

WHEREAS, Executive and the Company mutually agree that Executive’s employment with Auxilium shall end on August 15, 2014 (the “Termination Date”); and

WHEREAS, both Auxilium and Executive desire to enter into this Agreement and Release to fully resolve all questions of expenses, compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which Executive may have relating to his employment and his termination of that employment with the Company.

In consideration of the mutual promises contained in this Agreement and Release and intending to be legally bound, the parties agree as follows:

1.                                      Effective as of the Termination Date, Executive shall cease to serve as Chief Financial Officer.

2.                                      Subject in all respects to this Agreement and Release becoming effective and enforceable in accordance with paragraph 13 hereof, Auxilium agrees to provide payments described in (a), (b), (c) and (d) below, less appropriate withholdings taxes and deductions.  In addition, regardless of whether this Agreement and Release becomes effective and enforceable in accordance with paragraph 13 hereof, Executive shall be entitled to the other benefits described in (e) below.

(a)                                 Payments described in Section 2.1(b)(i) of the Employment Agreement, paid in accordance with such Section 2.1(b)(i) of the Employment Agreement.

(b)                                 Benefits described in Section 2.1(b)(ii) of the Employment Agreement.

(c)                                  Payment of 75% of the target-level annual incentive bonus for fiscal year 2014.  Such amount shall be paid to Executive as a lump sum within 30 days after the Termination Date.

(d)                                 Auxilium shall pay (i) the amount of any excise tax imposed on Executive in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among Auxilium Pharmaceuticals, Inc. and QLT, Inc. and QLT Holding Corp. and QLT Acquisition Corp. dated June 25, 2014 plus (ii) an additional amount to cover the associated income and employment taxes incurred as a result of Auxilium paying the amount of the excise tax imposed on Executive such that Executive is in the same position he would have been had no excise tax been imposed.

(e)                                  Extended post termination exercise period for options in accordance with Section 2.1(b)(iii) of the Employment Agreement.  In accordance with the terms of the applicable grant agreements pursuant to which they were granted and the Company’s 2004 Equity Compensation Plan, Executive has until the first anniversary of the Termination Date to exercise all outstanding options that have vested as of the Termination Date.  Outstanding options and restricted stock units that have not vested as of the Termination Date shall be forfeited.  Information regarding the vested options will be provided under separate cover.

3.                                      Executive agrees to submit final travel and expense reports to Human Resources by September 15, 2014 and to cooperate with the immediate return of Company property, such as a Company car, as applicable.  Executive may retain his Company-issued laptop computer and Company-issued cell phone (including current telephone number) with the respective contact files maintained for both devices provided, that, all Company data and information have been removed, as required, by IT.

4.                                      EXECUTIVE, FOR HIMSELF AND HIS RESPECTIVE ADMINISTRATORS, EXECUTORS, AGENTS, BENEFICIARIES AND ASSIGNS, AGREES TO WAIVE, RELEASE AND FOREVER DISCHARGE AUXILIUM PHARMACEUTICALS, INC. (AS DEFINED BELOW) OF AND FROM ANY AND ALL CLAIMS (AS DEFINED BELOW).  Executive further agrees that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, he will not seek any personal relief in such an action.  This General Release of Claims provision (hereafter “Release”) covers all Claims arising from the beginning of time up to and including the date of this Agreement and Release.

Exclusions:  Notwithstanding any other provision of this Agreement and Release, the following are not barred by the Release:  (a) Claims relating to the validity of this Agreement and Release; (b) Claims by either party to enforce this Agreement and Release; (c) Claims for indemnification, advancement and reimbursement of legal fees and directors and officers liability insurance to which Executive is entitled under the Employment Agreement; (d) Claims that may arise after the date on which Executive signs this Agreement and Release; (e) Claims to any accelerated vesting or post-termination exercise rights provided under the Employment Agreement or any applicable equity plan or award agreement; and (f) Claims which legally may not be waived.  In addition, this Release does not bar Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or to participate in an investigation by the EEOC, although the Release does bar Executive’s right to recover any personal relief if he or any person, organization, or entity asserts a charge on his behalf, including in a subsequent lawsuit or arbitration.

The following provisions further explain this Release:

(a)                                 Definition of “Claims”.  Except as stated above, “Claims” includes without limitation all actions or demands of any kind that Executive now has or may have as of the Termination Date.  More specifically, Claims, except as stated above, include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this Release includes without limitation all actions or demands in any way based on Executive’s employment with the Company, the terms and conditions of such employment or Executive’s separation from employment.  More specifically, all of the following are among the types of Claims which, to the extent permitted by law, are waived and barred by this Release:

(i)                                     Contract Claims (whether express or implied);

(ii)                                  Tort Claims, such as for tortious interference, defamation or emotional distress;

(iii)                               Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

(iv)                              Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;

(v)                                 Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and similar state and local laws, all as amended;

(vi)                              Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act, and similar state and local laws, all as amended;

(vii)                           Claims for wrongful discharge; and

(viii)                        Claims for attorney’s fees, litigation expenses and/or costs.

The foregoing list is intended to be illustrative and not exhaustive.

(b)                                 Definition of “Auxilium Pharmaceuticals, Inc.”  “Auxilium Pharmaceuticals, Inc.” includes without limitation Auxilium Pharmaceuticals, Inc. and its respective past, present and future parents, affiliates, subsidiaries, divisions, stockholders, predecessors, successors, assigns, employee benefit plans and trusts.  It also includes all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

5.                                      Executive expressly acknowledges that:

(a)                                 He remains bound by Sections 4, 5, 6, 7, and 8 of his Employment Agreement, which remain in full force and effect to the extent permitted by applicable law; and, in keeping with the foregoing, Executive explicitly and specifically acknowledges that among his obligations thereunder, for a period of one year from the Termination Date he may not directly or indirectly solicit or recruit any employee of Auxilium to work for a third party other than Auxilium (excluding newspaper or similar print or electronic solicitations of general circulation);

(b)                                 Auxilium’s obligation to provide  him with the benefits set forth in subsections (a), (b), (c) and (d) of paragraph 2 above are contingent upon his ongoing compliance, as set forth above, with Sections 4, 5, 6, 7, and 8 of the Employment Agreement, to the extent permitted by applicable law;

(c)                                  For one year following the Termination Date, he shall not disparage the personal or professional reputation of Auxilium, its directors, officers, or employees.  For one year following the Termination Date, Auxilium agrees that its officers and directors shall not disparage the personal or professional reputation of Executive.  Nothing in this section is intended to prohibit or restrict Executive or Auxilium, its officers and directors from making: (i) any disclosure of information required by law or participating in an otherwise legally protected activity, such as an investigation or proceeding by a federal regulatory or law enforcement agency or legislative body; (ii) traditional competitive statements in the course of promoting a competing business, so long as such statements do not violate Sections 4, 5, 6, 7, or 8 of the Employment Agreement; or (iii) good faith rebuttals of the other party’s untrue or materially misleading statements; and

(d)                                 After the Termination Date, Auxilium shall not have any obligation to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in paragraph 2 above and any vested benefits to which Executive may be entitled under the terms of Auxilium’s benefit plans.

6.                                      Unless otherwise compelled by law or to the extent that any information contained herein is publicly disclosed by Auxilium in its filings with the Securities and Exchange Commission, Executive further agrees that the existence of this Agreement and Release, the terms of the Agreement and Release and the amount of any payments under this Agreement and Release are all confidential information, and shall not be intentionally disclosed, discussed or otherwise published under any circumstances, except only that Executive may reveal the terms and amount of settlement to his attorney for the purpose of obtaining legal advice and representation, to his accountant for the purpose of filing government tax returns, or pursuant to subpoena or court order.  Executive may also reveal the financial and other terms of this Agreement and Release to his spouse, provided, however that Executive shall remain liable for any disclosure of such information to any third party by his spouse.  Auxilium’s obligation to provide him with the benefits set forth in paragraph 2 above is contingent upon his ongoing compliance with this paragraph 6.

7.                                      By entering into this Agreement and Release, the Company does not admit and expressly denies that it has violated any contract, rule or law, including but not limited to, any federal, state and local statute or law relating to employment or employment discrimination.

8.                                      Executive understands and acknowledges that by signing this Agreement and Release and accepting the terms contained herein he is receiving benefits that he would not otherwise be entitled to.  Executive acknowledges that he is receiving this payment in exchange for entering into this Agreement and Release and complying with all the provisions of this Agreement and Release.

9.                                      The Company advises Executive to consult with an attorney before signing this Agreement and Release.

10.                               Executive acknowledges that he has been provided with a period of at least twenty-one (21) calendar days to consider the terms of this offer from the date this Agreement and Release first was presented to him on August 6, 2014.  Executive agrees that any changes to this offer, whether material or immaterial, will not restart the running of the foregoing Agreement and Release consideration period.

Executive agrees to notify Auxilium of his acceptance of this Agreement and Release by delivering a signed copy to the Company, addressed to its Chief Administrative Officer and General Counsel.  Executive understands that he may take the entire twenty-one (21) day period to consider this Agreement and Release.  Executive may not return this Agreement and Release prior to the Termination Date.  If Executive does not notify Auxilium of his acceptance of this Agreement and Release by delivering a signed copy to the Company, addressed to its Chief Administrative Officer and General Counsel, Executive shall have no further right to receive the payments recited in subsections (a), (b), and (c) of paragraph 2 above.

By signing and returning this Agreement and Release, Executive acknowledges that the consideration period afforded  him a reasonable period of time to consider fully each and every term of this Agreement and Release, including the General Release of Claims, and that he has given the terms full and complete consideration.

11.                               If Executive notifies Auxilium of his acceptance of this Agreement and Release by delivering a signed copy to the Company addressed to its Chief Administrative Officer and General Counsel as described above, Executive may revoke the Agreement and Release for a period of seven (7) days.  The Agreement and Release shall not become effective or enforceable until the seven (7) day revocation period has ended.  For revocation to be effective, it must be delivered to its Chief Administrative Officer and General Counsel, Auxilium Pharmaceuticals, Inc., 640 Lee Road, Chesterbrook, PA  19087.

12.                               Executive, intending to be legally bound, certifies and warrants that he has read carefully this Agreement and Release and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect.  Executive further declares he is competent to understand the content and effect of this Agreement and Release and that his decision to enter into this Agreement and Release has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.

13.                               This Agreement and Release shall be effective on the first business day following the expiration of the revocation period specified in paragraph 11 hereof, provided that Executive chooses not to revoke it.

14.                               Executive agrees that he may not assign his rights or obligations under this Agreement and Release or the Employment Agreement.  Executive further agrees that Auxilium may assign this Agreement and Release in accordance with Section 14(b) of the Employment Agreement.

15.                               If any provision of this Agreement is held to be illegal, void, or unenforceable, such provision shall be of no force or effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that the release provided for by paragraph 4 above is illegal, void or unenforceable, Executive shall, at Auxilium’s request, execute promptly a release and/or promise of comparable scope that is legal and enforceable.  If such a release is not executed by Executive, he shall promptly return to Auxilium any payments made pursuant to subsections (a), (b), (c) and (d) of paragraph 2 above.

16.                               The construction, interpretation and performance of this Agreement and Release shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of laws principles.

17.                               This Agreement and Release supersedes any and all prior agreements or understandings between Executive and Auxilium, except those provisions of the Employment Agreement identified above.  Executive represents and acknowledges that in executing this Agreement and Release he has not relied upon any representation or statement not set forth herein made by the Auxilium Pharmaceuticals, Inc. (as defined in paragraph 4(b) hereof) with regard to the subject matter of this Agreement and Release.  Any modification of this Agreement and Release must be made in writing and signed by all parties.

[Signature Page Follows]

As evidenced by their signatures below, the parties intend to be legally bound by this Agreement and Release.

/s/ James E. Fickenscher
James E. Fickenscher

DATE: 8/19/2014

Auxilium Pharmaceuticals, Inc.

BY:	/s/ Adrian Adams
NAME: Adrian Adams
TITLE: Chief Executive Officer & President
DATE: August 20, 2014